Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 8, 2024, relating to the financial statements appearing in the Annual Report on Form 10-K of Grayscale Chainlink Trust ETF for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

April 6, 2026